Exhibit 99.1

XAI Octagon Floating Rate & Alternative Income Trust Announces Registered Direct Placement of Common Shares

CHICAGO, Illinois - February 1, 2024 - XAI Octagon Floating Rate & Alternative Income Trust (the “Trust”)1 (NYSE: XFLT), a diversified, closed-end management investment company with an investment objective to seek attractive total return with an emphasis on income generation across multiple stages of the credit cycle, has entered into a Purchase Agreement with certain institutional investors for the purchase and sale of Common Shares in a registered direct placement pursuant to the Trust’s effective shelf registration statement filed with the SEC. The Trust has agreed to sell 3,546,854 Common Shares at a price of $7.0485 per Common Share. The offering is expected to close on or about February 5, 2024, subject to the satisfaction of customary closing conditions. The Trust expects to receive net proceeds (before expenses) from the sale of Common Shares of approximately $25 million.

The Common Shares were offered directly to the purchasers without a placement agent, underwriter, broker or dealer.

The offering of Common Shares may be made only by means of a prospectus.

Investors should consider the investment objective and policies, risk considerations, charges and expenses of the Trust carefully before investing. The preliminary prospectus supplement, dated February 1, 2024, and accompanying prospectus, dated January 24, 2022, each of which has been filed with the SEC, contain a description of these matters and other important information about the Trust and should be read carefully before investing.

Copies of the preliminary prospectus supplement and accompanying prospectus may be obtained from: XA Investments, Attn: Investor Relations, 321 N. Clark, Suite 2430, Chicago, IL 60654, or by emailing info@xainvestments.com, or by calling 1-888-903-3358.

Investors may also obtain these documents free of charge from the SEC’s website at www.sec.gov.

The information in the preliminary prospectus supplement, the accompanying prospectus and this press release is not complete and may be changed. This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

The Trust intends to use the net proceeds from the offering to invest in accordance with its investment objective and policies, to pay down outstanding borrowings under its credit facility and/or for general working capital purposes.

[1]	Effective February 1, 2024, the name of the Trust was changed from “XAI Octagon Floating Rate & Alternative Income Term Trust” to “XAI Octagon Floating Rate & Alternative Income Trust.”

About XA Investments

XA Investments LLC (“XAI”) serves as the Trust’s investment adviser. XAI is a Chicago-based firm founded by XMS Capital Partners in April, 2016. In addition to investment advisory services, the firm also provides investment fund structuring and consulting services focused on registered closed-end funds to meet client needs. XAI offers custom product build and consulting services, including development and market research, sales, marketing, fund management and administration. XAI believes that the investing public can benefit from new vehicles to access a broad range of alternative investment strategies and managers. XAI provides individual investors with access to institutional-caliber alternative managers. For more information, please visit www.xainvestments.com.

About XMS Capital Partners

XMS Capital Partners, LLC, established in 2006, is a global, independent, financial services firm providing M&A, corporate advisory and asset management services to clients. It has offices in Chicago, Boston and London. For more information, please visit www.xmscapital.com.

About Octagon Credit Investors

Octagon Credit Investors, LLC (“Octagon”) serves as the Trust’s investment sub-adviser. Octagon is a 29 year-old, $35B below-investment grade corporate credit investment adviser focused on leveraged loan, high yield bond and structured credit (CLO debt and equity) investments. Through fundamental credit analysis and active portfolio management, Octagon’s investment team identifies attractive relative value opportunities across below-investment grade asset classes, sectors, and issuers. Octagon’s investment philosophy and methodology encourage and rely upon dynamic internal communication to manage portfolio risk. Over its history, the firm has applied a disciplined, repeatable, and scalable approach in its effort to generate attractive risk-adjusted returns for its investors. For more information, please visit www.octagoncredit.com.

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XAI does not provide tax advice; please consult a professional tax advisor regarding your specific tax situation. Income may be subject to state and local taxes, as well as the federal alternative minimum tax.

Investors should consider the investment objectives and policies, risk considerations, charges and expenses of the Trust carefully before investing. For more information on the Trust, please visit the Trust’s webpage at www.xainvestments.com.

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

This press release contains certain statements that may include “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negatives of such terms. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Many factors that could materially affect the Trust’s actual results are the performance of the portfolio of securities held by the Trust, the conditions in the U.S. and international financial and other markets, the price at which the Trust’s shares trade in the public markets and other factors discussed in the Trust’s annual and semi-annual reports filed with the SEC.

Although the Trust believes that the expectations expressed in such forward-looking statements are reasonable, actual results could differ materially from those expressed or implied in such forward-looking statements. The Trust’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties. You are cautioned not to place undue reliance on these forward-looking statements, which are made as of the date of this press release. Except for the Trust’s ongoing obligations under the federal securities laws, the Trust does not intend, and the Trust undertakes no obligation, to update any forward-looking statement.

NOT FDIC INSURED	NO BANK GUARANTEE	MAY LOSE VALUE

Contacts

Kimberly Flynn, Managing Director
XA Investments LLC
Phone: 1-888-903-3358
Email: info@xainvestments.com
www.xainvestments.com